Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of: (i) our report dated August 13, 2020, relating to the financial statements of Red Cat Holdings, Inc., as of April 30, 2020 and 2019; (ii) to our report dated December 2, 2020, relating to the financial statements of Fat Shark Holdings, as of December 31, 2019 and 2018; and (iii) our report dated April 7, 2020, relating to the financial statements of Rotor Riot, LLC, as of December 31, 2019 and 2018, and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

June 11, 2021